PhysiSens

PhysiSens, an innovative medical device and software startup in the telerehabilitation/physiotherapy space, aims to develop SmartClothing with clinically accurate sensor systems. Paired with A.I./M.L. software, it intends to aid physical therapists in injury diagnosis, assessment, and healing.


PhysiSens
Utilizing Big Data to
Innovate Physical Therapy
ABCT
ctnext
Fairfield StartUp
Fairfield DOLAN

Invest

$99 minimum investment

DEADLINE: March 29, 2024

in 2 months

UNIT PRICE

$1

TOTAL RAISED

$0

VALUATION

$2,970,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION


Groundbreaking approach to Physical Therapy, a $70B. Market
Innovating user-friendly telerehabilitation, a $1.12B. Market
The Future Of Physical Therapy: Data Driven Technology with quantitative results
ABCT
ctnext
Fairfield StartUp
Fairfield DOLAN
PhysiSens

PROBLEM


Commercial Opportunity
Solves Today's Problem
Surging Need for Physical Therapy & Telerehabilitation
Focus On The Rising Telerehabilitation Market
The demand for telehealth physical therapy has increased dramatically in recent years due to convenience for patients and the ability for therapists to see patients more efficiently. This demand skyrocketed during COVID-19, solidifying the appeal of this method of treatment. The delivery of remote therapy results in challenges for physical therapists to accurately assess, track, and evaluate patients' progress in a virtual setting. Additionally, the immense rising geriatric population is creating a huge surge in demand for physical therapy overall.
Physical Therapists
Patients


It takes time for a patient to fully recover from an injury due to physical therapists having a lack of data and relying on guess work to heal patients.
Physical therapists need data to help expedite and optimize the patient recovery process.
Telerehabilitation makes it even more difficult to accurately assess patients, track progress, and optimize exercises remotely.
Patients working out without supervision tend to perform the workout with poor form or skip workouts entirely, increasing their risk for injury and resulting in setbacks prolonging their treatment.
Patients struggle to accurately explain pain or sensations while performing the exercise.
Therapists have a hard time determining the cause of the pain and cannot adequately help the patient due to lack of information from the patient.
Technological Commercialization Opportunity
The technological objective is to bring clinical & research grade sensor accuracy, and full complete data sets to physiotherapy on a commercial scale through an innovative user-friendly approach.
PhysiSens

SOLUTION


PhysiSens's Approach
Fixing The Pain Points
Physical Therapists



Big Data
Innovative Sensors
Clinically accurate data, generated by 3D motion capture sensors and innovative biopotential sensors, give therapists full complete data sets on patients, giving therapists the ability to enhance workouts and decrease total recovery time for patients. Real time 3D biomechanical models help therapists see exactly what the patient is doing remotely.
Software
A.I. & M.L.
Innovative A.I. M.L. algorithms data and analytics track patients' injury risk, probability, recovery, and suggest improvements to potentially prevent injuries based on patient data. A.I. M.L. algorithms provide suggestions on improving exercise form, suggest/ optimize exercise selection, & exercise prescription based on patient data.
Patients
Wearables
User-Friendly
The SmartShirt is a very user-friendly wearable that is "plug and play." All the sensors are pre-set in the SmartShirt, with no help needed by a medical staff to apply sensors. The shirt is made of compression fabric with small embedded textile sensors, making it comfortable to the user while facilitating natural motions.
Software
Mobile App
3D biomechanical models of patients' exercise form and muscle usage help patients see if they are performing the exercise correctly or not, helping to reduce risk for injury, and increase their muscle strength. A.I. software detects when patients have poor form and sends an alert to the therapist.
PhysiSens

Products

Hardware

SmartShirt



SmartSleeve



PhysiSens

Software

PhysiSens App & Integrative API Software



3:54
10/12 Reps
1/3 Sets
Session Analysis
Shoulder Rehabilitation

Software Features & Benefits

Physical Therapy Market

- Integrative directly into existing software systems
- A.I. & M.L. Suggestive & Predictive Algorithms
  - Aiding Therapists In Treating Patients Effectively
  - Tracking Patient Healing Progression
- Data Analytics ex. Joint Range of Motion
- Patient Adherence Tracking

PhysiSens

SUCCESS TO DATE

PhysiSens's Rapid Success

- PhysiSens's 2020 - 2021 Market Research Study & Validation Study validated the market need.
- To date, PhysiSens has raised $8,000 in non-equity funding. The Founder was one of the finalists in the Fairfield University StartUp Showcase, winning $3,000. Additionally, PhysiSens was awarded a research and development grant from the University of Bridgeport and CT Next for $5,000. They used the grant to research and develop and prove the viability and feasibility of their proof of concept.
- PhysiSens was one of 12 companies that was accepted into the Accelerator for Biosciences in Connecticut (ABCT) for the 2021 cohort. The company was recognized for leveraging, innovating, and pioneering multiple unique technologies to help solve the complex challenges of telerehabilitation.
- During their time at ABCT, PhysiSens made key connections with major hospitals and healthcare professionals to even further de-risk and validate the product.
- Proof of concept prototype created.
- Two Provisional Patents focusing on their innovative sensor systems and software technology using patent support from Wiggin and Dana LLP.
- PhysiSens is initiating an exceptionally strong, strategic patent portfolio, planning to file nine additional patent applications for their innovative technologies over the next few years.

MARKET



Commercial Market Size
US Physical Therapy
US Physical Therapy
46.44B.
$46.44 B.
2020
US Physical Therapy
71.75B.
$71.75 B.
2028
Initial Target Market: Telerehabilitation
1.12 B.
2019
13.4% CAGR
Initial Target Market
Large physiotherapy chains
Large Hospitals
Digital Health Companies
Future Commercialization Markets:
Pro & College Sports: $51.18B. (2023)
Department Of Defense: $1.5B. (2022)
Consumer Fitness Market: $187.2B. (2032)
Warehouse Workers Market: $38.15B. (2029)
Total Potential Market Size (2028+): $349.70 Billion
PhysiSens

Market Research & Validation Study

Customer Pain Points, Findings from Our 2020 - 2021 Market Research Study

Top 3 Pain Points of Physical Therapists

Communication

Telehealth patients were not as effective at communicating when something "felt off," and as a result would either not do the prescribed exercises or do them with incorrect form. Without a hands-on therapist to feel the muscles and interact with the patients, the incomplete or inaccurate virtual information delayed patients' recovery and increased re-injury potential.

Patient Evaluation

Findings revealed that therapists were frustrated when conducting telehealth physical therapy because it was difficult to comprehensively monitor the patients and their form as they exercised.

Current devices are uncomfortable for the user, and they have a difficult time knowing where to place the sensors without professional help. They do not work well for unsupervised remote use by patients

Lack of Data Fullness

Therapists said that the current solutions to this problem are suboptimal because they either showed a patient's exterior movements and exercise form, or they showed what was happening in the muscle, but they had no comprehensive option.

Therapists are lacking telehealth products that provide complete and accurate data sets that allow them to make more informed decisions about their patients.

PhysiSens


Market Traction
Funding, Accelerators, Awards
ABCT
ABCT Accelerator for Biosciences in Connecticut 2021 Cohort
ctnext
2020- 2021: Awarded and lead a Research & Development Grant from University of Bridgeport & CTNext
Fairfield StartUp
2020: Fairfield StartUp Showcase winner, awarded grant money
Customer Traction With
Large Hospitals
Digital Health Companies
Professional & College Sport Teams
PhysiSens

The Team:



Winston DeMartini

Founder & CEO

Winston DeMartini is the founder & CEO of PhysiSens. He is a graduate of Fairfield University, with a degree in marketing and management. Winston's background is in user interface/user experience design, technology, marketing, and management. He is connected with a plethora of physical therapists, hospitals, digital health companies, professional and college sport managers and players, fitness enthusiasts, and others that provide valuable feedback on the product and its applicability in various markets. Winston was a winner of the Fairfield StartUp competition and is now an advisor to the program. Additionally, Winston led the company through the Accelerator for Biosciences in Connecticut (ABCT) where he made key contacts with hospitals and healthcare professionals to de-risk and validate the product idea. PhysiSens was one of 12 companies that was accepted into ABCT's 2021 cohort, and it was recognized for leveraging and advancing two unique technologies to help solve the complex challenges of telerehabilitation.

Advisory Board

The Founder of PhysiSens has created a high caliber advisory board to help lead PhysiSens, including serial entrepreneurs, C-Suite executives, vetted technology professionals, and adept financial executives:



Matus Knoblich

Advisor

Matus Knoblich, an Advisor to PhysiSens, is the CEO of Glo-Med Networks Inc. He has a global perspective across various and differentiated industries/sectors, with a primary focus on healthcare going back over 20 years. Having conducted business all over the world along with expat experiences, he is currently the CEO of multiple healthcare focused businesses in medical device servicing, sales, distribution, warehousing and logistics. Understanding ever changing business climates, Matus has expanded his business portfolio across multiple healthcare sectors, vertically integrating and expanding to mitigate risk. He is also an active investor in multiple medical technology startups throughout the world, bringing innovative and next generation ideas and products from early conceptual phases all the way through R&D into commercialization and distribution. Matus has put a heavy emphasis on personalized customer service, driving sharing of industry knowledge and advancement through proper networking and communication across various healthcare platforms and networks.



Jeffery Hendrickson

Advisor

Jeffery Hendrickson, an Advisor to PhysiSens, is a private equity operating and senior corporate leader who is practiced in leading B2B, B2C and light industrial businesses with innovative, differentiating, value-added service components. Jeff specializes in Acquisition identification, due diligence, hands-on leadership and team building. He was the president and COO of Velocity Express, CEO and Managing Director of Sports & Health Clubs, VP of Budget Rent a Car, VP of Brink's, and VP of National Car Rental. He is also a member of the Executive Forum angel investment group. Jeff is instrumental to PhysiSens, connecting them to a plethora of key connections, while guiding the company on their value added components, innovation / competitive differentiation, and their strategic positioning within the market.



Christopher Huntley

Advisor

Christopher Huntley, an Advisor to PhysiSens, is an Associate Professor of Information Systems and Operations Management at Fairfield University, in the Dolan School of Business. Additionally, Chris is the Director of Entrepreneurship at Fairfield University, including the nationally recognized Fairfield StartUp program. He is an experienced program director and department chair with a demonstrated history of academic leadership. Currently teaching Big Data classes in the graduate Business Analytics program and shepherding the Fairfield StartUp entrepreneurship program. Chris is a significant asset to PhysiSens due to his exceptionally accomplished background in academia, specifically his technical knowledge of big data, data analytics, and software, as well as his experience mentoring start-ups.



Noreen Harrington

Advisor

Noreen Harrington, an Advisor to PhysiSens, is the President and board member of DataWhys, a technology company using Interpretable Artificial Intelligence in Banking & Insurance, Manufacturing, Healthcare and Retail. Noreen brings both management and financial experience to DataWhys as she's embarking on changing the way they work with new technologies. Previously, she was the head of Fixed Income trading globally for Barclay's Capital, reporting to the CEO and a member of the Management Committee. Additionally, Noreen was a managing director at Goldman Sachs, in trading, sales and the hedge fund business, in both New York and London. In addition, Noreen is a founder of 85 Broads women's network, now known as Ellevate Network, and she is an angel investor with the group 100 Women In Finance. Noreen is PhysiSens's Financial Advisor.


Intellectual Property Landscape
Patent Pending
Planned Strategic Patent Positioning
9 Total Patents On The Docket
Two Patent Provisionals filed on PhysiSens's innovative technological sensor and software systems.
Patent Support Provided By
WIGGIN
WIGGIN AND DANA
Patents on Technological Hardware Innovation
Patents on Software Innovations
PhysiSens

BUSINESS MODEL


Multiple Revenue Channels
Software
$/Licensing Fee
Hardware
$/Per SmartClothing
$/Per Patient Visit
$/Per Player
$/Per SmartShirt
$/Per SmartSleeve
Large Hospitals
Digital Health Companies
Professional & College Sport Teams
SmartShirt
SmartSleeve
Customer Traction With
Proof Of Concept
Planned Revenue Streams
PhysiSens



Medicare Reimbursement & FDA Classification

RPM
Remote Patient Monitoring

CPT Code	Description
99453	For initial setup, patient education on equipment, and remote monitoring
99454	For physiological monitoring and device supply
99091	For collecting and analyzing patient physiological data
99457	For reimbursement for care coordination and physician-patient interaction
99458	Management services requiring interactive communication with the patient/caregiver

RTM
Remote Therapeutic Monitoring

CPT Code	Description
98975	For initial setup & patient education on equipment
98977	For physiological monitoring and device supply & data monitoring
98980	For collecting and analyzing patient physiological data, first 20 minutes of RTM
98981	For each additional 20 minutes of RTM treatment in a month

Other Reimbursement Codes

CPT Code	Description
97750	Physical performance test/measurement
90901	Biofeedback services & procedure
97112	Neuromuscular Re-Education
97161-3	Evaluation codes
97110	Therapeutic Exercises

FDA Regulatory Classification

Likely FDA Medical Device Classification:

Class 1 or Class 2 510(k) Exempt

PhysiSens


Potential For Significant Revenue Expansion
Initial Focused Target Market
Large Hospitals & Physical Therapy Chains
Digital Health Companies
Professional and College Sport Teams
Market Sizes
U.S. PT Market:
2020: $46.44B
2028: $71.75B
U.S. Telerehabilitation
2019: $1.12B
2023: $9.38B
Pro & College Sports
$51.18B
Markets Planned To Scale Into
DOD, Department Of Defense
Military Wearable Market:
2022: $1.5B
Mass Consumer Fitness Market
Fitness Wearable Market:
2022: $39.5B
2032: $187.2B
Personal Protective Equipment
Warehouse PPE Market:
2022: $26.99B
2029: $38.15B
Every Market Combined (Total Market Size)
Total Market Size Today 2023
$165.53 Billion
Total Market Size (2028+)
$349.70 Billion
PhysiSens

Customer Acquisition, Pipeline, and Commercialization Partners:

PhysiSens has accumulated immense interest in their innovative technology from a plethora of large potential customers and potential commercialization partners, these companies include:

1. Large digital health company
2. Large, prestigious hospital
3. Professional / Major League sports General Manager
4. College sports team

5. Medical divisions of the Department of Defense (DOD)

These potential future customers and commercialization partners plan on potentially licensing, testing, and/or partnering with PhysiSens in the future when the product becomes available.

The $500k raised from this round will allow PhysiSens to complete their technological research and development, produce market ready prototypes, and begin testing and licensing their innovative technology and software with their potential customers.

PRESS

- **ABCT**
  Participation Directory
- **Fairfield News**
  Winston DeMartini '20 to Pitch Smart Shirt and Weight App at StartUp Showcase on April 29
- **LinkedIn**
  Fairfield University – Video with PhysiSens Founder & CEO Winston DeMartini

USE OF PROCEEDS

If the offering's maximum amount of $500,000 is raised:

Use	Value	% of Proceeds
Compensation For Managers	$15,000	3.0%
Employees / R&D	$420,000	84.0%
Regulatory / FDA	$20,000	4.0%
Intellectual Property	$20,500	4.1%
Intermediary fees	$24,500	4.9%

TERMS

This is an offering of Class A membership unit, under registration exemption 4(a)(6), in PhysiSens LLC. This offering must raise at least $10,000 by March 29, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. PhysiSens may issue additional securities to raise up to $500,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

3,470,000 units
× $1 per unit

$3,470,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Jan 26, 2024 • Primary offering of 500,000 units at $1

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more